Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Abri SPAC I, Inc.

Beverly Hills, CA 90210

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 30, 2023, relating to the financial statements of Abri SPAC I, Inc. which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, P.A.

July 25, 2023

Potomac, Maryland